SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                                                   Commission File No. 1-07901

                               Barnett Banks, Inc.
             (Exact name of registrant as specified in its charter)

                              50 North Laura Street
                           Jacksonville, Florida 32202
                                 (904) 791-7720
                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $2.00
------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
------------------------------------------------------------------------------
              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   |X|    Rule 12h-3(b)(1)(ii)       |_|
              Rule 12g-4(a)(1)(ii)  |_|    Rule 12h-3(b)(2)(i)        |_|
              Rule 12g-4(a)(2)(i)   |_|    Rule 12h-3(b)(2)(ii)       |_|
              Rule 12g-4(a)(2)(ii)  |_|    Rule 15d-6                 |_|
              Rule 12h-3(b)(1)(i)   |X|

Approximate number of holders of record as of the certificate or notice date:  0

Pursuant to the requirements of the Securities Exchange Act of 1934, NB Holdings Corporation, as successor by merger to Barnett Banks, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 9, 1998                     By: /s/ James W. Kiser
                                              Name: James W. Kiser
                                              Title: Secretary of NB Holdings
                                              Corporation, a Delaware
                                              corporation, successor to
                                              Barnett Banks, Inc.